EXHIBIT 10.2

                           CHANGE OF CONTROL AGREEMENT

         This CHANGE OF CONTROL AGREEMENT (this "Agreement") is made and entered into as of August 10, 2005, by and between IR BioSciences Holdings, Inc., a Delaware corporation (the "Company") and Michael Wilhelm (the "Executive").

                                    RECITALS

         WHEREAS, Executive is the President and Chief Executive Officer of Company;

         WHEREAS, Board recognizes the possibility of a future Change of Control (as hereinafter defined), which may alter the nature and structure of Company, and recognizes that the uncertainty regarding the consequences of such an event adversely affects Company's ability to retain Executive;

         WHEREAS, in order to induce Executive to retain employment with the Company, the Board and Company desire to provide benefits to Executive in the event Executive's employment is terminated under certain circumstances involving a Change of Control, and the Executive desires to be so induced; and

         WHEREAS, Company and Executive desire to set forth in writing the terms and conditions of their agreement with respect to Company's provision of benefits to Executive in the event Executive's employment is terminated under certain circumstances involving a Change of Control.

                                    AGREEMENT

         NOW,   THEREFORE,   in   consideration  of  the  mutual  covenants  and
obligations herein contained, it is mutually agreed between the parties hereto as follows:

         1. Term. This Agreement shall commence on the Execution Date of this Agreement and shall continue until the earlier of the following: (a) prior to a Change of Control Date, the date of termination of Executive's employment with Company; or (b) subsequent to a Change of Control Date the earlier of (x) the date of termination of Executive's employment with the Company absent Involuntary Termination or (y) the one-year anniversary of a Change of Control Date.

         2. At-Will Status. Notwithstanding any provision of this Agreement, Executive is employed at-will , so that Executive, on the one hand, or Company, on the other hand, may terminate Executive's employment at any time, with or without notice, for any or no reason.

         3. Definitions. As used in this Agreement, the following terms shall have the meanings set forth herein:

         "Affiliate" means any entity that is part of a controlled group of corporations or is under common control with Company, as applicable, within the meaning of Sections 1563(a), 404(b) or 414(c) of the Code.


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         "Board" means the Board of Directors of Company.

         "Cause" shall mean (i) a material act of dishonesty in connection with the Executive's responsibilities as an Executive of Company; (ii) the Executive's conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude, (iii) the Executive's gross misconduct which has a material adverse effect on the Company, or (iv) the Executive's consistent and willful failure to perform his or her employment duties where such failure is not cured within thirty (30) days after written notice to Executive by Company.

          "Change of Control" shall mean either a Company Change in Control.

         "Change of Control Date" means the date on which a Change of Control occurs. If any such change in control occurs on account of a series of transactions, the "Change of Control Date" is the date of the last of such transactions.

         "Code" means the Internal Revenue Code of 1986, and any amendments thereto.

         "Company Acquiring Person" means that a Person, considered alone or as part of a "group" within the meaning of Section 13(d)(3) of the Exchange Act, as amended, other than an Initial Member or any Affiliate, is or becomes directly or indirectly the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of securities representing more than fifty percent (50%) of the Company's then outstanding securities entitled to vote generally in the election of the Board.

         "Company Change in Control" means (i) a Person is or becomes a Company Acquiring Person; (ii) holders of the securities of Company entitled to vote thereon approve any agreement with a Person, (or, if such approval is not required by applicable law and is not solicited by Company, the closing of such an agreement) that involves the transfer of all or substantially all of Company's assets on a consolidated basis; (iii) holders of the securities of Company entitled to vote thereon approve a transaction (or, if such approval is not required by applicable law and is not solicited by the Company, the closing of such a transaction) pursuant to which Company will undergo a merger, consolidation, statutory share exchange or similar event with a Person, regardless of whether Company is intended to be the surviving or resulting entity after the merger, consolidation, statutory share exchange or similar event, other than a transaction that results in the voting securities of Company carrying the right to vote in elections of persons to the Board outstanding immediately prior to the closing of the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% (fifty percent) of Company's voting securities carrying the right to vote in elections of persons to Company's Board, or voting securities of such surviving entity carrying the right to vote in elections of persons to the Board of Directors or similar authority of such surviving entity, outstanding immediately after the closing of such transaction; (iv) the Continuing Directors cease for any reason to constitute at least half of the number of members of the Board; (v) holders of the securities of Company entitled to vote thereon approve a plan of complete liquidation of Company or an agreement for the liquidation by the Company of all or substantially all of Company's assets (or, if such approval is not

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  required by applicable law and is not solicited by Company,  the  commencement of actions  constituting such a plan or the closing of such an agreement);  or
  (vi) the Board adopts a resolution to the effect that,  in its judgment,  as a
  consequence  of  any  one  or  more   transactions  or  events  or  series  of
  transactions or events, a change in control of Company has effectively occurred. Notwithstanding the foregoing, no event resulting from an initial public offering of securities of Company shall constitute a Company Change in Control. The Board shall be entitled to exercise its discretion in exercising its judgment and in the adoption of such resolution, whether or not any such transaction(s) or event(s) might be deemed, individually or collectively, to satisfy any of the criteria set forth in subparagraphs (i) through (v) above.

         "Continuing Director" means any member of the Board (i) who was a member of the Board on the date hereof, or (ii) whose nomination for or election to the Board was recommended or approved by a majority of the Continuing Directors.

         "Control" (and "Controlling" and "Controlled") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Entity through the ownership of voting securities or by contract.

         "Constructive Termination" means Executive's voluntary termination, upon thirty (30) days' prior written notice to the Company, following: (A) Executive being designated to a divisional as opposed to corporate role with the Company or Operating Company; (B) a material reduction or change in job duties, responsibilities and requirements, including, without limitation, any material increase in travel responsibilities, inconsistent with Executive's position with Company and Executive's duties, responsibilities and requirements; (C) any reduction of Executive's base compensation or inactive pay (bonus); or (D) Executive's refusal to relocate to a facility or location more than fifty (50) miles from Company's current headquarters.

         "Entity" means any corporation, firm, unincorporated organization, association, partnership, limited partnership, limited liability company, limited liability partnership, business trust, joint stock company, joint venture organization, entity or business.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Involuntary Termination" shall mean, at any time within that period which is one-year from the Change of Control Date (including such date), the termination of the employment of Executive (i) by Company without Cause or
  (ii) due to Constructive Termination.

         "Person" means any human being, firm, corporation, partnership, or other entity. "Person" also includes any human being, firm, corporation, partnership, or other entity as defined in sections 13(d)(3) and 14(d)(2) of the Exchange Act. The term "Person" does not include Company or any of its

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


Affiliates, and the term Person does not include any employee-benefit plan maintained by the Company or any of its Affiliates, or any person or entity organized, appointed, or established by the Company, or any of its Affiliates for or pursuant to the terms of any such employee-benefit plan, unless the Board determines that such an employee-benefit plan or such person or entity is a "Person".

         4. Effect of Termination. If Executive's employment is terminated with Company at any time for any reason, Executive shall be entitled to (i) reimbursement for final expenses that Executive reasonably and necessarily incurred on behalf of the Company prior to Executive's termination of employment (provided that Executive submits expense reports and supporting documentation as required by Company practice or policy), (ii) unpaid compensation and benefits and (iii) unused vacation, accrued through the date of Executive's termination of employment.

         5. Effect of Involuntary Termination. Only in the event of an Involuntary Termination, Executive shall be entitled to the following, subject to Section 7 hereof:

               a. continuation of Executive's base salary in effect on the date of such Involuntary Termination for a period of eighteen (18) months from the date of termination (the "Payment Period"), payable in accordance with the Operating Company's prevailing compensation practice, as such practice may be modified from time to time;

               b. Notwithstanding any provision of any annual or long-term incentive plan to the contrary, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any unpaid incentive compensation which has been allocated or awarded to the Executive for a completed fiscal year or other measuring period preceding the date of Involuntary Termination under any such plan and which, as of the date of Involuntary Termination, is contingent only upon the continued employment of the Executive to a subsequent date, and (ii) a pro rata portion to the date of Involuntary Termination of the aggregate value of all contingent incentive compensation awards to the Executive for all then uncompleted periods under any such plan, calculated as to each such award by multiplying the award that the Executive would have earned on the last day of the performance award period, assuming the achievement, at the target level (or, if greater, based on actual results to date of Involuntary Termination), of the individual and corporate performance goals established with respect to such award, by the fraction obtained by dividing the number of full months and any fractional portion of a month during such performance award period through the date of Involuntary Termination by the total number of months contained in such performance award period;

               c. should Executive elect continued medical insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the Company is eligible under COBRA requirements, payment of Executive's COBRA premiums during the Payment Period, subject to and in accordance with the provisions of COBRA. If Company is not eligible for COBRA insurance coverage, then Company will reimburse the monthly expense associated with private medical insurance coverage during the Payment Period;

               d. one-hundred percent (100%) of the unvested portion of each outstanding stock option granted to Executive shall be accelerated so that they become immediately exercisable upon the date of Involuntary Termination and may be exercised during the Payment Period; provided that, such stock options that remain unexercised upon expiration of the Payment Period shall then terminate and cease to be outstanding; and

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

               e. notwithstanding the terms and conditions of any written stock option agreement between Executive and Company, as amended ("Stock Option Agreements"), Executive shall have during the Payment Period the ability to exercise any stock options that are vested as of Executive's date of termination pursuant to the terms the applicable Stock Option Agreement or Change of Control provisions herein, but in no event shall any stock option be exercisable at any time after the expiration date of such stock option, and upon the expiration of the Payment Period, such stock options shall terminate and cease to be outstanding.

         6. Taxes. (a) If any of the payments or benefits received or to be received by the Executive whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.

               (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date Involuntary of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.


               (c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up

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


Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

               (d) The  payments  provided  in  subsections  (a) and (b) of this
Section 6 shall be made not later than the fifth day following the date of Involuntary Termination provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Executive or, in the case of payments referenced above of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest on the unpaid remainder (or on all such payments to the extent the Company fails to make such payments when due) at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the date of Involuntary Termination. At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

               (e) The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

         7. Conditions of Benefits. Executive shall receive the benefits set forth in Section 5 and 6 hereof only if Executive (i) executes a separation agreement, which includes a general release, in a form and of a scope acceptable to Company in its discretion; (ii) presents satisfactory evidence to Company that he has returned all Company property, confidential information and documentation to Company; (iii) complies with, and does not violate, any provision of any confidentiality and/or non-solicitation agreements that Executive may have entered into with Company (a "Confidentiality Agreement");

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

(iv) provides the Operating Company and Company with a signed, written resignation of Executive's status as an employee, officer and/or director of Company, as applicable; and (v) shall not be entitled to receive any compensation, benefits, or other payments from Company, except as set forth in this Agreement, as a result of or in connection with the termination of Executive's employment at any time and for any reason. In the event Company reasonably believes that Executive has breached, or has threatened to breach, any provision of any Confidentiality Agreement, Company shall immediately terminate all benefits and Executive shall no longer be entitled to such benefits and payments under this Agreement and further shall be required to reimburse all payments previously made by Company pursuant to this Agreement. Such termination of benefits shall be in addition to any and all legal and equitable remedies available to Company, including injunctive relief.

         8. Governing Law/Interpretation. Executive and Company agree that this Agreement and any claims arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State in which Executive substantially performs his/her employment responsibilities or, if none, the State of Arizona and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such State, without giving effect to the principles of conflicts of laws thereof.

         9. Entire Agreement. This Agreement embodies the entire agreement among the parties with respect to benefits payable upon an Involuntary Termination and there have been and are no agreements, representations or warranties, oral or written among the parties regarding the subject matter of this Agreement other than those set forth or provided for in this Agreement.

         10. Assignment. Executive acknowledges that the services to be rendered hereunder are unique and personal in nature. Accordingly, Executive may not assign any rights or delegate any duties or obligations under this Agreement. The rights and obligations of Company under this Agreement shall automatically be assigned to the successors and assigns of Company (including, but not limited to, any successor in the event of a Change of Control, as well as any other entity that Controls, is Controlled by, or is under common Control with, any such successor), and shall inure to the benefit of, and be binding upon, such successors and assigns, as well as Executive's heirs and representatives.

         11. Notices. All notices required hereunder shall be in writing and shall be delivered in person, by facsimile or by certified or registered mail, return receipt requested, and shall be effective upon sending if by facsimile, or upon receipt if by personal delivery or certified or registered mail. All notices shall be addressed as follows or to such other address as the parties may later provide in writing:

                 if to Company:
                               IR BIOSCIENCES HOLDINGS, INC.
                               4021 N. 75th Street, Suite 201
                               Scottsdale, Arizona  85251
                               Attn: John Fermanis, CFO

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


         and, if to Executive: at the home address specified on the signature page of this Agreement.

         12. Severability/Reformation. If any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby, and this Agreement shall be construed and reformed to the maximum extent permitted by law. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

         13. Modification and Waiver. This Agreement and the rights, remedies and obligations contained in any provision hereof, may be modified or waived only in accordance with this Section 13. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement and its terms may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by a written instrument signed by the party against whom any waiver, change, discharge or termination is sought.

         14. Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be exclusively subject to arbitration before the American Arbitration Association ("AAA"). Such arbitration shall take place in the State as determined under Section 8 hereof, before a single arbitrator in accordance with AAA's then current National Rules for the Resolution of Employment Disputes. Judgment upon any arbitration award may be entered in any court of competent jurisdiction. All parties shall cooperate in the process of arbitration for the purpose of expediting discovery and completing the arbitration proceedings. Nothing contained in this Section or elsewhere in this Agreement shall in any way deprive the Company or Operating Company of its right to obtain injunctive relief in a court of competent jurisdiction for purposes of enforcing any confidentiality agreement entered into between the Company or Operating Company and Executive.

         15. Survival of Obligations and Rights. The obligations and rights contained in Sections 4 through 8, inclusive, and 10 hereof shall survive the termination of Executive's employment due to an Involuntary Termination. Moreover, Section 14 hereof shall survive the termination of Executive's employment for any reason.

         16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         17. Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.

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         IN WITNESS WHEREOF,  the parties hereto have executed this Agreement as of the date and year first written above.

                                IR BIOSCIENCES HOLDINGS, INC.


                                By: __________________________

                                Name:
                                     __________________________

                                Title: _________________________




EXECUTIVE

------------------------------
Michael Wilhelm


Address for Notice to Executive:

11007 N. Ridgeview Ct.

Fountain Hills, AZ 85268





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